EXHIBIT 99.1

INTEGRATED ENVIRONMENTAL TECHNOLOGIES, LTD.

EXPANDS OPERATIONS INTO WEST TEXAS

Company Opens Production Facility and Begins Delivery of Excelyte® in the

Texas Permian Basin

LITTLE RIVER, S.C., October 8, 2015 – Integrated Environmental Technologies, Ltd. (OTCBB: IEVM) today announced that it has commenced operations at its production facility located in Pecos, Texas, which is the first production facility that the Company has opened in the Texas region of the Permian Basin. The Company has secured its first three customers for this facility, and is currently providing Excelyte® well maintenance treatments from this facility on 25 oil wells. The Company estimates that there are approximately 64,000 existing oil producing wells in West Texas that could benefit from Excelyte® well maintenance treatments.

The Company currently has three operating production facilities servicing the oil and gas industry, one in each of the Uinta Basin in Utah, the Permian Basin in New Mexico and the Permian Basin in West Texas. Each facility is currently capable of producing approximately 180,000 gallons of Excelyte® on a monthly basis.

David LaVance, the Company’s President and Chief Executive Officer, commented, “We have opened this production facility in response to new customer demand in the Permian Basin and our expansion strategy into the state of Texas. I am pleased that we have established our Pecos facility and are already delivering Excelyte® to customers in that area. Excelyte® has been shown to be highly effective and provides substantial cost advantages to producers, both of which are key advantages for us in gaining traction within a marketplace that is now focused on reducing operating expenses and improving production efficiencies.”

Hydrogen sulfide is a toxic and corrosive chemical that frequently appears in oil and gas production. Excelyte® acts as a biocide and as a hydrogen sulfide eliminator/scavenger that kills sulfate-reducing bacteria, which are known to produce hydrogen sulfide. The Company’s current down-hole well maintenance program consists of regularly scheduled Excelyte® treatments on oil production wells that contain bacteria which can corrode well equipment and well linings; contain bacteria that can sour the oil produced; and/or test positive for hydrogen sulfide.

About Integrated Environmental Technologies, Ltd.

Integrated Environmental Technologies, Ltd. is a publicly-traded company that operates through its wholly-owned operating subsidiary, I.E.T., Inc. All of the Company’s products and services are marketed and sold under the umbrella brand name, EcoTreatments™. The Company markets and sells its anolyte disinfecting solution under the Excelyte® brand name, which is produced by the Company’s proprietary EcaFlo™ equipment that utilizes an electrolytic process known as electrochemical activation to reliably produce environmentally responsible solutions for cleaning, sanitizing and disinfecting. Excelyte® solutions are EPA-registered, hard-surface disinfectants and sanitizers approved for hospital-level use and are also approved for use as a biocide in oil and gas drilling. The products can be used anywhere there is a need to control pathogens, bacteria, viruses, and germs. The Company’s EcaFlo® equipment also produces a cleaning solution that the Company markets under the Catholyte Zero™ brand name. Catholyte Zero™ solutions are environmentally friendly cleansers and degreasers for janitorial, sanitation and food processing uses. To learn more, visit www.ecotreatments.com.

Forward-Looking Statements

Statements about the company’s future expectations and all other statements in this press release other than historical facts are forward-looking statements. Such statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from expected results. Among these risks, trends and uncertainties are economic conditions both generally and within the industries in which the Company may participate; competition within the Company’s chosen industries, including competition from much larger competitors; technological advances; available capital; regulatory approval; and failure by the Company to successfully develop or acquire products and form new business relationships. Since these statements involve risks and uncertainties and are subject to change at any time, the Company’s actual results could differ materially from expected results.

Contacts:

Integrated Environmental Technologies, Ltd.

Thomas S. Gifford

732-820-1415

tgifford@ietltd.net

Capitol Media Partners

Brad Chase

323-377-5653

chase@capitolmediapartners.com

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